Exhibit 99.2

PIXELWORKS, INC. AND VIXS SYSTEMS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 2, 2017, Pixelworks, Inc. (“Pixelworks”) acquired 100% of the outstanding shares of ViXS Systems Inc. (“ViXS”) pursuant to an Arrangement Agreement (the “Agreement” and the “Acquisition”). The following unaudited pro forma condensed combined financial statements (the “Pro Forma Statements”) are based on the respective historical consolidated financial statements and the accompanying notes of Pixelworks and ViXS. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 were prepared to reflect the Acquisition as if it had been completed on January 1, 2016, and the unaudited pro forma condensed combined balance sheet was prepared to reflect the Acquisition as if it had been completed on June 30, 2017.

The Pro Forma Statements, although helpful in illustrating the financial characteristics of the Combined Company under one set of assumptions, do not reflect the benefits of any expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result from the Acquisition and, accordingly, do not attempt to predict or suggest future results. The Pro Forma Statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the Acquisition, as they are not currently known, are expected to be non-recurring, and will not have been incurred at the closing date of the Acquisition. However, such costs could affect the Combined Company following the Acquisition in the period the costs are incurred or recorded. As a result, the pro forma financial information is not necessarily indicative of what the Combined Company’s financial condition or results of operations would have been had the Acquisition been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition of the Combined Company.

The pro forma adjustments are described in the accompanying notes. Pro forma adjustments are those that are directly attributable to the transaction, are factually supported and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing effect on the consolidated results of operations of the Combined Company. The pro forma adjustments are based on the preliminary purchase price allocation and management’s estimates. Differences between the preliminary and final allocation could have a material effect on the Pro Forma Statements. The actual amounts recorded as of the completion of the Acquisition may differ materially from the information presented in these Pro Forma Statements as a result of several factors, including changes in net assets that may have occurred prior to completion of the Acquisition. Actual allocations will be based on final valuations, appraisals and other analyses of the fair value of the acquired assets and liabilities. The allocation will be finalized after the data necessary to complete the valuations, appraisals and other analyses are obtained and evaluated.

The Pro Forma Statements should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Pixelworks’ audited consolidated financial statements and related notes, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operation, contained in Pixelworks’ Annual Report on Form 10-K as of and for the year ended December 31, 2016;

•	Pixelworks’ unaudited condensed consolidated financial statements and related notes, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operation, contained in Pixelworks’ Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2017;

•	ViXS’ audited consolidated financial statements and related notes, as well as Management’s Discussion and Analysis, as at and for the fiscal year ended January 31, 2017; and

•	ViXS’ unaudited consolidated financial statements and related notes as at and for the three and six months ended July 31, 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In thousands and in U.S. dollars)

	Pixelworks June 30, 2017	ViXS July 31, 2017 (Adjusted) Note 4	Pro Forma Adjustments Note 5		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$32,246	$2,595	$—		$34,841
Accounts receivable, net	5,676	849	—		6,525
Inventories	1,954	995	2,415	(a)	5,364
Prepaid expenses and other current assets	1,341	1,077	299	(b)	2,717

Total current assets	41,217	5,516	2,714		49,447
Property and equipment, net	4,636	2,502	(1,539)	(c)	5,599
Other assets, net	781	—	—		781
Goodwill	—	—	18,218	(d)	18,218
Intangible assets, net	—	—	6,730	(d)	6,730

Total assets	$46,634	$8,018	$26,123		$80,775

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,516	$2,334	$—		$4,850
Accrued liabilities and current portion of long-term liabilities	13,241	1,242	2,495	(e)	16,978
Current portion of income taxes payable	989	—	—		989
Short-term line of credit	—	4,046	—		4,046

Total current liabilities	16,746	7,622	2,495		26,863
Convertible debt	—	6,850	—		6,850
Long-term liabilities, net of current portion	1,029	1,738	—		2,767
Income taxes payable, net of current portion	2,046	—	—		2,046

Total liabilities	19,821	16,210	2,495		38,526
Shareholders’ equity	26,813	(8,192)	23,628	(f)	42,249

Total liabilities and shareholders’ equity	$46,634	$8,018	$26,123		$80,775

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share data, and in U.S. dollars)

	Pixelworks Six Months Ended June 30, 2017	ViXS Six Months Ended July 31, 2017 (Adjusted) Note 4	Pro Forma Adjustments Note 5		Pro Forma Combined
Revenue, net	$43,431	$7,446	$—		$50,877
Cost of revenue (1)	19,838	4,478	345	(a)	24,661

Gross profit	23,593	2,968	(345)		26,216
Operating expenses:
Research and development (2)	9,407	4,379	(44)	(a)	13,742
Selling, general and administrative (3)	8,799	4,750	(1,551)	(a)	11,998

Total operating expenses	18,206	9,129	(1,595)		25,740

Income (loss) from operations	5,387	(6,161)	1,250		476
Other income (expense):
Gain on sale of product line	—	4,786	—		4,786
Interest expense and other, net	(200)	(373)	—		(573)

Total other income (expense)	(200)	4,413	—		4,213

Income before income taxes	5,187	(1,748)	1,250		4,689
Provision for income taxes	1,102	118	—		1,220

Net income	$4,085	$(1,866)	$1,250		$3,469

Net income per share:
Basic	$0.14	$(0.03)			$0.10

Diluted	$0.13	$(0.03)			$0.10

Weighted average shares outstanding:
Basic	29,526	73,597	3,708	(b)	33,234

Diluted	31,601	73,597	3,708	(b)	35,309

(1) Includes stock-based compensation	$122	$—	$—		$122
(2) Includes stock-based compensation	676	201	(44)		833
(3) Includes:
Stock-based compensation	941	378	(308)		1,011
Acquisition-related costs	894	550	(1,444)		—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share data, and in U.S. dollars)

	Pixelworks Year Ended December 31, 2016	ViXS Year Ended January 31, 2017 (Adjusted) Note 4	Pro Forma Adjustments Note 5		Pro Forma Combined
Revenue, net	$53,390	$28,519	$—		$81,909
Cost of revenue (1)	28,322	18,747	1,070	(a)	48,139

Gross profit	25,068	9,772	(1,070)		33,770
Operating expenses:
Research and development (2)	19,036	14,332	(138)	(a)	33,230
Selling, general and administrative (3)	13,770	8,265	(261)	(a)	21,774
Restructuring	2,608	—	—		2,608

Total operating expenses	35,414	22,597	(399)		57,612

Loss from operations	(10,346)	(12,825)	(671)		(23,842)
Interest expense and other, net	(406)	(518)	—		(924)

Loss before income taxes	(10,752)	(13,343)	(671)		(24,766)
Provision for income taxes	355	102	—		457

Net loss	(11,107)	(13,445)	(671)		(25,223)

Net loss per share:
Basic	$(0.39)	$(0.22)			$(0.79)

Diluted	$(0.39)	$(0.22)			$(0.79)

Weighted average shares outstanding:
Basic	28,276	62,285	3,708	(b)	31,984

Diluted	28,276	62,285	3,708	(b)	31,984

(1) Includes:
Restructuring	$1,784	$—	$—		$1,784
Stock-based compensation	190	—	—		190
(2) Includes stock-based compensation	1,600	381	(138)		1,843
(3) Includes stock-based compensation	872	776	(663)		985

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands, except share and per share data, and in U.S. dollars)

NOTE 1.    BASIS OF PRO FORMA PRESENTATION

Description of Transaction

On May 18, 2017, Pixelworks entered into the Agreement to acquire all of the issued and outstanding common shares of ViXS Systems, Inc. The Acquisition closed on August 2, 2017 and Pixelworks issued 3,708,263 shares to holders of ViXS common stock and holders of ViXS restricted stock units that were vested simultaneously with closing. Additionally, all restricted stock units of ViXS which were unvested and outstanding as of the Closing Date were replaced with new grants of restricted share units of Pixelworks common stock.

Fiscal Year Ends

Pixelworks’ fiscal year ends on December 31, and ViXS’ fiscal year ends on January 31. Due to the difference in each entity’s fiscal year end, the unaudited pro forma consolidated statements of operations are based on (a) Pixelworks’ audited consolidated statement of operations for the year ended December 31, 2016 and ViXS’ audited consolidated statement of loss and comprehensive loss for the year ended January 31, 2017, and (b) Pixelworks’ unaudited consolidated statement of operations for the six months ended June 30, 2017 and ViXS’ unaudited condensed consolidated statement of loss and comprehensive loss for the six months ended July 31, 2017.

Pro Forma Adjustments and Presentation Adjustments

The Pro Forma Statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations” (“ASC 805”) with Pixelworks considered the accounting acquirer of ViXS. Under the acquisition method of accounting, the assets and liabilities of ViXS, as of the effective date of the Acquisition, will be recorded by Pixelworks at their respective fair values and the excess of the Acquisition consideration over the fair value of ViXS’ net assets will be allocated to goodwill. The unaudited condensed combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 were prepared to reflect the Acquisition as if it had been completed on January 1, 2016, and the condensed combined balance sheet was prepared to reflect the Acquisition as if it had been completed on June 30, 2017.

Pro forma adjustments are those that are directly attributable to the Acquisition, are factually supported and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing effect on consolidated results of operations of the Combined Company. Pro forma adjustments do not include any cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the Acquisition. The pro forma adjustments have been developed based on management’s assumptions and estimates, including assumptions and estimates relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from ViXS based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the Pro Forma Statements. The Pro Forma Statements are provided for illustrative purposes only, and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Combined Company would have been had the Acquisition occurred on the applicable dates, nor are they necessarily indicative of future consolidated results of operations or financial position.

ViXS’ historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Pixelworks performed a review of ViXS’ accounting policies to determine whether any adjustments were necessary to ensure comparability in the pro forma unaudited condensed combined financial statements. As a result of this review, adjustments were made to ViXS’ historical financial statements to estimate the conversion from IFRS to U.S. GAAP, and certain presentation adjustments were made to ViXS’ historical financial statements to conform to Pixelworks’ accounting presentation. Pixelworks continues to review ViXS’ accounting policies. As a result, additional differences may be identified between the accounting policies of the two companies that, when conformed, could have a material effect on the unaudited pro forma condensed combined financial statements.

NOTE 2.    PRELIMINARY ESTIMATED PURCHASE PRICE

The total preliminary estimated purchase price for the transaction is approximately, $16,975, as follows:

Value of Pixelworks common shares issued to ViXS shareholders (1)	$16,316
Value of Pixelworks common shares and restricted stock units issued to holders of ViXS restricted stock units (2)	$659

Total consideration transferred	$16,975

(1) Equals 3,586,021 shares issued by Pixelworks multiplied by Pixelworks’ closing share price on August 2, 2017, of $4.55.

(2) In accordance with applicable accounting guidance, the fair value of replacement equity awards attributable to pre-combination service is recorded as part of the consideration transferred in the Acquisition, while the fair value of replacement awards attributable to post-combination service is recorded separately from the Acquisition and recognized as compensation cost over the remaining post-combination service period. The portion of ViXS equity awards attributable to pre-combination and post-combination service was estimated based on the ratio of the service period rendered as of August 2, 2017 to the total service period. The fair value of awards attributed to pre-combination service was recognized in this component of purchase price. The impact of post-combination compensation costs have been recorded as adjustments to the unaudited pro forma condensed combined statements of operations. The vesting of certain ViXS restricted stock units was accelerated and occurred at closing of the Acquisition. For these equity awards, Pixelworks issued common shares, rather than restricted stock units.

NOTE 3.    PRELIMINARY ESTIMATED PURCHASE PRICE ALLOCATION

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Acquisition. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the adjusted historical financial statements of ViXS as of July 31, 2017. Pixelworks has not completed the detailed valuation studies necessary to arrive at the final fair values of ViXS’ assets and liabilities. Therefore, the following allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to final management analysis, with the assistance of third party valuation advisors. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to Pixelworks only upon completion of our analysis.

The preliminary estimated intangible assets consist of developed technology, customer relationships, trade name and backlog. The estimated useful lives range between six months and five years and are detailed in the schedule below. The estimated fair values of the intangibles were based primarily on current estimates of ViXS’ expected future cash flows and may change as estimates and assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by approximately $185.

The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The actual amounts recorded when the final valuation is complete may differ materially from the pro forma amounts presented below:

Total preliminary purchase price		$16,975
Estimated fair value of net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$2,595
Accounts receivable	849
Inventories	3,410
Prepayments and other current assets	1,376
Property and equipment	963
Accounts payable, accrued liabilities and other current liabilities	(4,532)
Revolving bank loan payable	(4,046)
Convertible debentures	(6,850)
Other long-term liabilities	(1,738)
		(7,973)
Estimated fair value of identifiable intangible assets acquired:
Developed technology	5,050
Customer relationships	1,270
Backlog	260
Trade name	150
		6,730

Estimated goodwill		$18,218

Tangible assets acquired

The fair value of tangible assets acquired (with the exception of inventory, property and equipment and production assets) are based on the adjusted historical balance sheet of ViXS as of July 31, 2017, and approximate fair value. The inventory balance incorporates an estimated step-up based on a preliminary valuation. The property and equipment balance incorporates an adjustment down to fair market value based on a preliminary valuation. The production assets have been subsumed into intangible assets in the purchase price allocation. These adjustments are subject to further review by management.

Liabilities assumed

The fair value of liabilities assumed (with the exception of certain contractual payment obligations) are based on the adjusted historical balance sheet of ViXS as of July 31, 2017, and approximate fair value. The payment obligation balances incorporate fair value adjustments. These adjustments are subject to further review by management.

Identifiable intangible assets

The preliminary fair value of the acquired developed technology and backlog were determined based on an income approach using the multi-period excess earnings method. The preliminary value of the acquired customer relationships was determined based on a cost approach. The preliminary fair value of the acquired trade name was determined based on an income approach using the relief from royalty method. These estimates are based on a preliminary valuation and are subject to further review by management. The following table sets forth the components of these intangible assets and their estimated useful lives:

	Fair Value	Estimated Useful Life (Years)
Developed technology	$5,050	3 - 5
Customer relationships	1,270	3 - 5
Trade name	150	1.5
Backlog	260	0.5

NOTE 4.    ADJUSTMENTS TO VIXS’ FINANCIAL STATEMENTS

The following IFRS to U.S. GAAP and presentation adjustments have been made to ViXS’ Consolidated Statement of Loss for the six months ending July 31, 2017 to conform to Pixelworks’ presentation:

	ViXS Unadjusted IFRS	Revenue Recognition Note 4a	Other Income and Expense Note 4b	Intangible and Other Assets Note 4c	Fair Value Adjustments Note 4d	ViXS Adjusted U.S. GAAP
Revenue, net	$7,581	$(135)	$—	$—	$—	$7,446
Cost of revenue	5,486	(62)	—	(946)	—	4,478

Gross profit	2,095	(73)	—	946	—	2,968
Operating expenses:
Research and development	4,267	—	—	112	—	4,379
Selling, general and administrative	4,740	(73)	83	—	—	4,750

Total operating expenses	9,007	(73)	83	112	—	9,129

Loss from operations	(6,912)	—	(83)	834	—	(6,161)
Other income (expense):
Gain on sale of product line	4,786	—	—	—	—	4,786
Interest expense and other income, net	(2,383)	—	83	(108)	2,035	(373)

Total other income (expense):	2,403	—	83	(108)	2,035	4,413

Income before income taxes	(4,509)	—	—	726	2,035	(1,748)
Provision for income taxes	118	—	—	—	—	118

Net income	$(4,627)	$—	$—	$726	$2,035	$(1,866)

Net income per share:
Basic	$(0.06)					$(0.03)

Diluted	$(0.06)					$(0.03)

Weighted average shares outstanding:
Basic	73,597					73,597

Diluted	73,597					73,597

The following IFRS to U.S. GAAP and reclassification adjustments have been made to ViXS’ Consolidated Statement of Loss for the year ended January 31, 2017 to conform to Pixelworks’ presentation:

			Other	Intangible
	ViXS	Revenue	Income	and Other	Fair Value	ViXS
	Unadjusted	Recognition	and Expense	Assets	Adjustments	Adjusted
	IFRS	Note 4a	Note 4b	Note 4c	Note 4d	U.S. GAAP
Revenue, net	$29,513	$(994)	$—	$—	$—	$28,519
Cost of revenue	20,649	(560)	—	(1,342)	—	18,747

Gross profit	8,864	(434)	—	1,342	—	9,772
Operating expenses:
Research and development	11,977	(289)	—	2,644	—	14,332
Selling, general and administrative	8,070	(145)	340	—	—	8,265

Total operating expenses	20,047	(434)	340	2,644	—	22,597

Loss from operations	(11,183)	—	(340)	(1,302)	—	(12,825)
Interest expense and other income, net	329	—	340	(19)	(1,168)	(518)

Loss before income taxes	(10,854)	—	—	(1,321)	(1,168)	(13,343)
Provision for income taxes	102	—	—	—	—	102

Net loss	$(10,956)	$—	$—	$(1,321)	$(1,168)	$(13,445)

Net loss per share:
Basic	$(0.17)					$(0.22)

Diluted	$(0.17)					$(0.22)

Weighted average shares outstanding:
Basic	62,285					62,285

Diluted	62,285					62,285

The following IFRS to U.S. GAAP adjustments and reclassification adjustments have been made to ViXS’ July 31, 2017 Balance Sheet to conform to Pixelworks’ presentation:

		Intangible
	ViXS	and Other	ViXS
	Unadjusted	Assets	Adjusted
	IFRS	Note 4c	U.S. GAAP
ASSETS
Current assets:
Cash and cash equivalents	$2,595	$—	$2,595
Restricted cash	125	—	125
Accounts receivable, net	849	—	849
Other amounts receivable	530	—	530
Inventories	995	—	995
Prepaid expenses and other current assets	723	(301)	422

Total current assets	5,817	(301)	5,516
Property and equipment, net	2,022	480	2,502
Other assets, net	6,047	(6,047)	—

Total assets	$13,886	$(5,868)	$8,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,334	$—	$2,334
Accrued liabilities and current portion of long-term liabilities	—	796	796
Deferred revenue	257	—	257
Current portion of repayable government assistance	189	—	189
Short-term line of credit	4,046	—	4,046

Total current liabilities	6,826	796	7,622
Long-term liabilities, net of current portion
Convertible debt	6,850	—	6,850
Warrant liability	—	—	—
Repayable government assistance, net of current portion	930	—	930
Long-term liabilities, net of current portion	94	714	808

Total liabilities	14,700	1,510	16,210
Shareholders’ equity	(814)	(7,378)	(8,192)

Total liabilities and shareholders’ equity	$13,886	$(5,868)	$8,018

The financial information above illustrates the impact of estimated adjustments to ViXS’ financial statements prepared in accordance with IFRS in order to present them on a basis consistent with Pixelworks’ accounting presentation and policies under U.S. GAAP. These adjustments reflect Pixelworks’ best estimates based upon the information currently available, and are subject to change once more detailed information is obtained.

4a.	Revenue recognition

This adjustment conforms ViXS’ revenue recognition for development agreements and sales through distributors to Pixelworks’ policy and U.S. GAAP.

4b.	Other income and expense

This adjustment conforms ViXS’ presentation of foreign currency transaction gains and losses and certain financing and tax expenses to Pixelworks’ policy and U.S. GAAP.

4c.	Intangible and other assets

This adjustment conforms ViXS’ accounting for licensed third party intellectual property and licensed software tools to Pixelworks’ policy and U.S. GAAP.

4d.	Fair value adjustments

ViXS recorded its convertible debt, and the derivatives embedded in the debt, at fair value through adjustments to its statement of operations. After the closing date of the Acquisition, Pixelworks will record fair value adjustments only on certain of the embedded derivatives. This adjustment eliminates ViXS’ historical fair value adjustment, but does not attempt to estimate the amount of the adjustment that would have been booked by Pixelworks. It is impractical to derive such an estimate, and such adjustment would not be reflective of the results of business operations, nor would it have a continuing effect on the combined operating results.

NOTE 5.	UNAUDITED PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the Pro Forma Statements:

Balance Sheet

a.	Inventories

The pro forma adjustment of $2,415 reflects the step-up in value of ViXS’ work-in-process and finished goods inventory to fair value. The increased valuation of the inventory will increase cost of goods sold as the acquired inventory is sold after the closing date of the Acquisition. There is no continuing effect of the acquired inventory adjustment on the combined operating results and, as such, this adjustment is not included in the unaudited pro forma condensed combined statements of operations.

The fair value of work-in-process inventory is equal to the estimated selling price less the sum of (a) costs to complete the manufacturing process, (b) costs of selling effort, and (c) a reasonable profit margin for completion of the manufacturing process and selling effort. The fair value of finished goods inventory is equal to the estimated selling price less the sum of (a) costs of selling effort, and (b) a reasonable profit margin for the selling effort.

b.	Prepaid expenses and other current assets

The pro forma adjustment of $299 reflects the fair value of contract costs ViXS incurred prior to the close of the Acquisition which will be recognized by the Combined Company upon completion of the contract.

c.	Property and equipment

The pro forma adjustment of ($1,539) reflects the elimination of production assets on ViXS’ balance sheet that are subsumed into the acquired developed technology intangible asset in the purchase price allocation, plus a fair value adjustment on other tangible property and equipment.

d.	Goodwill and other intangible assets

See Note 3 for estimated allocation of purchase price to goodwill and other intangible assets. The pro forma purchase price allocation is preliminary as final valuation procedures have not yet been completed, and therefore the final valuation could differ significantly from the current estimate. The pro forma presentation assumes that the historical values of ViXS’ tangible assets (with the exception of inventory, property and equipment and production assets) and liabilities (with the exception of certain contractual payment obligations) as of July 31, 2017 approximate fair value. Inventory incorporates an estimated fair value step-up based upon a preliminary valuation, and property and equipment and contractual payment obligations incorporate adjustments to estimated fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis to be conducted with the assistance of valuation advisors. The residual amount of the purchase price has been allocated to goodwill. The actual amount recorded when the valuation is finalized may differ materially from the pro forma presentation herein.

e.	Accrued liabilities and current portion of long-term liabilities

The pro forma accrued liabilities include an adjustment of $2,495 reflecting the estimated unpaid non-recurring merger-related costs (that are not reflected in the historical financial statements of either Pixelworks or ViXS) such as legal fees, fairness opinion fees, accounting fees, valuation fees and other expenses associated with the Acquisition, which Pixelworks and ViXS expect to incur. While presented in the unaudited pro forma condensed combined balance sheet, these costs have been excluded from the unaudited pro forma condensed combined statements of operations as there is no continuing effect of such costs.

f.	Shareholders’ equity

The historical shareholders’ equity of ViXS will be eliminated at closing of the Acquisition. Pixelworks issued approximately $16,316 of common stock as part of the purchase consideration, and estimates the value of replacement restricted stock, and shares issued to holders of accelerated restricted stock units, to be $659. Refer to Note 2 for a discussion of the determination of the estimated preliminary purchase price which includes how the common stock and restricted stock awards to be issued were valued.

The calculation of the pro forma adjustment to total shareholders’ equity is as follows:

Elimination of pre-Acquisition ViXS adjusted equity balances	$8,192
Impact of Pixelworks shares and restricted stock units to be issued	16,975
Estimated transaction costs	(1,539)

$23,628

Statements of Operations

a.	Cost of goods sold, Research and development, and Selling, general and administrative

The pro forma adjustments reflect the elimination of ViXS historical amortization expense, amortization of acquired intangibles, recognition of post combination stock compensation expense, and elimination of Acquisition related transaction costs. Acquisition related transaction costs are eliminated in the Pro Forma Condensed Combined Statements of Operations as they have no continuing impact on the combined results of operations. Detail of these adjustments is as follows:

			Selling,
	Cost of goods	Research and	general and
Six months ended June 30, 2017	Sold	development	administrative
Elimination of ViXS historical amortization expense	$(252)	$—	$—
Amortization of acquired intangible assets	597	—	201
Incremental postcombination stock compensation expense	—	(44)	(308)
Elimination of transaction costs	—	—	(1,444)

Pro forma adjustment	$345	$(44)	$(1,551)

			Selling,
	Cost of goods	Research and	general and
Year ended December 31, 2016	Sold	development	administrative
Elimination of ViXS historical amortization expense	$(384)	$—	$—
Amortization of acquired intangible assets	1,454	—	402
Incremental postcombination stock compensation expense	—	(138)	(663)

Pro forma adjustment	$1,070	$(138)	$(261)

b.	Basic and diluted shares

The pro forma adjustment reflects the estimated number of shares Pixelworks’ issued in exchange for ViXS common shares and ViXS vested restricted stock units outstanding at the close of the Acquisition.